Exhibit 10.2
Biolase Technology, Inc.
4 Cromwell
Irvine, California 92618
March 4, 2009
David M. Mulder
c/o Biolase Technology, Inc.
4 Cromwell
Irvine, California 92618

Re:	Amendment to Employment Agreement
Dear Mr. Mulder:
This letter agreement shall serve to amend that certain Employment Agreement, dated April 29, 2008 (the “Employment Agreement”), by and between Biolase Technology, Inc. (the “Company”) and David M. Mulder.
Effective as of March 5, 2009, the parties agree as follows:
1. Section 1.A of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Company’s Board of Directors (the “Board”). Executive shall perform the responsibilities of a chief executive officer of a public company, including such duties and functions as may be reasonably assigned to Executive from time to time by the Board, and shall include Executive’s service as the principal financial officer of the Company for purposes of compliance with the Sarbanes-Oxley Act of 2002, until such time as the Board appoints a new principal financial officer. Executive shall comply with all proper and reasonable directives and instructions of the Board and/or committee thereof.”
2. The following new Section 1.C is hereby added to the Employment Agreement:
“C. The Board shall appoint Executive as a member of the Board, effective as of the Effective Date. During the Employment Period (as defined below), Executive shall serve as a member of the Board, subject to election and reelection by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws. Executive shall not be paid a fee for serving as a member of the Board. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with his service as a member of the Board in accordance with the Company’s expense reimbursement policies.”

3. Section 7.F of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“Executive shall resign from Executive’s position as the Chief Executive Officer of the Company and from any membership on the Board, and shall resign from all other positions with the Company or any of its subsidiaries, effective as of the Effective Date of Termination.”
This letter agreement amends certain terms and conditions of the Employment Agreement. All other terms and conditions of the Employment Agreement that are not modified by this letter agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect. Should there be any conflict between the terms and conditions contained in this letter agreement and the Employment Agreement, the terms and conditions of this letter agreement shall govern and control.

Please acknowledge your agreement to the foregoing terms and conditions by countersigning this letter agreement in the space provided below.
Very truly yours,

BIOLASE TECHNOLOGY, INC.
By:	/s/ George V. d’Arbeloff
Name: George V. d’Arbeloff
Chair: Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED:
/s/ David M. Mulder
David M. Mulder

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